EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have issued our audit report dated August 26, 2011 with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended June 30, 2011 of Collectors Universe, Inc. (the “Company”) and subsidiaries.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP
/s/ GRANT THORNTON LLP

Irvine, California
October 12, 2011